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                                                                     EXHIBIT 4.1

                                   $75,000,000

                            IMPAX LABORATORIES, INC.

            3.50% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2012

                               PURCHASE AGREEMENT

                                                                   June 26, 2005

To the purchasers set forth on Schedule I hereto.

Dear Sirs and Mesdames:

        Impax Laboratories, Inc., a Delaware corporation (the "COMPANY"), confirms its agreement with respect to the proposed issuance and sale to the several purchasers named in Schedule I hereto (each, a "PURCHASER" and collectively, the "PURCHASERS") of $75,000,000 principal amount of the Company's 3.50% Convertible Senior Subordinated Debentures Due 2012 (the "SECURITIES") to be issued pursuant to the provisions of an Indenture to be dated as of June 27, 2005 (the "INDENTURE") between the Company and HSBC Bank USA, National Association, as Trustee (the "TRUSTEE"). The Securities will be convertible into shares (the "UNDERLYING SECURITIES") of common stock, par value $.01 per share, of the Company (the "COMMON STOCK").

        The Securities are being issued and sold to the Purchasers in compliance with an exemption from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT").

        Pursuant to the terms of the Securities and the Indenture, the Securities may be resold or otherwise transferred only if the resale or transfer is hereinafter registered under the Securities Act or an exemption from registration under the Securities Act is available. The Purchasers and their permitted transferees will be entitled to the benefits of a Registration Rights Agreement dated as of the Closing Date (as defined herein) among the Company and the Purchasers (the "REGISTRATION RIGHTS AGREEMENT" and collectively with this Agreement, the Indenture and the Securities, the "TRANSACTION DOCUMENTS").

        1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Purchasers that, except as disclosed in the disclosure schedule attached to this Purchase Agreement (the "DISCLOSURE SCHEDULE"), the Exchange Act Documents (as defined in Section 1(a) of this Purchase Agreement) or the 8-K Filing (as defined in Section 6(k) of this Purchase Agreement):

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                (a)     Each document, if any, filed with the Securities and
        Exchange Commission (the "COMMISSION") pursuant to the
        Securities Exchange Act of 1934, as amended (the "EXCHANGE
        ACT"), since January 1, 2003 (collectively, the "EXCHANGE ACT DOCUMENTS") complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder and, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Exchange Act Documents and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company or on the transactions contemplated hereby and in the Transaction Documents or on the authority or ability of the Company to perform its obligations contemplated hereby or thereby.

                (c)     The Company has no direct or indirect subsidiaries.

                (d) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, including principles of materiality, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto that have not been previously waived (collectively, the "ENFORCEABILITY EXCEPTIONS").

                (e) The authorized capital stock of the Company conforms in all material respects to the description thereof contained in Section 1(e) of the Disclosure Schedule, and which description conforms in all material respects to the rights in the instruments defining the same.

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                (f)     The shares of Common Stock outstanding prior to the
        issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

                (g) The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement.

                (h) The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

                (i) Except for the registration rights contained in (A) the Registration Rights Agreement and (B) (i) the Strategic Alliance Agreement dated June 27, 2001, between Teva Pharmaceuticals Curacao, N.V. and Impax Laboratories, Inc. (ii) the Registration Rights Agreement dated as of June 27, 2001 by and between Impax Laboratories, Inc. and Teva Pharmaceuticals Curacao, N.V., and (iii) the Registration Rights Agreement dated as of May 7, 2003 by and among the Company and the investors named therein, the Company has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied or waived.

                (j) Except for the Stockholders' Agreement dated December 14, 1999 by and among Global Pharmaceutical Corporation (known now as Impax Laboratories, Inc.) and the investors named therein, as amended by Amendment No. 1 thereto dated as of March 23, 2000, there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company of which the Company is a party.

                (k) Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company enforceable in accordance with its terms, subject to the Enforceability Exceptions.

                (l) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene in any material respect any provision of

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        applicable law or the certificate of incorporation or by-laws of the
        Company or any agreement or other instrument binding upon the Company that is material to the Company for which a waiver or consent has not been obtained, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by Federal and state securities laws with respect to the obligations of the Company under the Registration Rights Agreement or as may be required by the National Association of Securities Dealers, Inc. ("NASD") or such the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

                (m) Since September 30, 2004, there has been no change or development that has had a Material Adverse Effect. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. For purposes hereof, "INSOLVENT" shall have the meaning specified in Section 271 of Article 10 of the New York Debtor and Creditor Law, as the same has been construed by case law in existence as of the date hereof. All Indebtedness of the Company as of May 31, 2005 is disclosed on Section 1(m) of the Disclosure Schedule. There has been no material change in the Indebtedness since such date.

                (n) The Company is not in violation of its certificate of incorporation or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company to which the Company is a party or by which the Company or its properties or assets is subject or bound, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

                (o) There are no legal or governmental proceedings, orders, judgments, writs, injunctions, decrees or demands pending or, to the Company's knowledge, threatened to which the Company is a party or to which any of the properties or assets of the Company is subject or bound other than proceedings, orders, judgments, writs, injunctions, decrees or

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        demands that would not, individually or in the aggregate, have a
        Material Adverse Effect.

                (p) To the Company's knowledge, the Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) is in compliance with all material terms and conditions of any such permit, license or approval, (iv) is in compliance with any provisions of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") or the rules and regulations promulgated thereunder and (v) is in compliance with any provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (the "FOREIGN CORRUPT PRACTICE ACT") or the rules and regulations promulgated thereunder, except, with respect to clauses (i) through (v), where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or noncompliance with ERISA or the Foreign Corrupt Practices Act or failure to comply with the terms and conditions of such permits, licenses or approvals, would not, individually or in the aggregate, have a Material Adverse Effect

                (q) There are no costs or liabilities to the Company associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

                (r) The Company is not, and after giving effect to the issuance and sale of the Securities and the application of the proceeds thereof as contemplated in Section 3 hereof will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                (s) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, each an "AFFILIATE") has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or
        (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner

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        involving a public offering within the meaning of Section 4(2) of the
        Securities Act.

                (t) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 7, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

                (u) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

                (v) The books, records and accounts of the Company in all material respects accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                (w) The Company owns or possesses, or has the right to use, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and approved FDA new drug applications, approved abbreviated new drug applications and approved new animal drug applications currently employed or required by it in connection with the business currently conducted by it, or as currently proposed to be conducted, as described in the Exchange Act Documents, except such as the failure to so own or possess or have the right to use would not have, individually or in the aggregate, a Material Adverse Effect. To the Company's knowledge, there are no valid and enforceable United States patents that are infringed by the business currently conducted by the Company, or as currently proposed to be conducted by the Company, as described in the Exchange Act Documents and which infringement would have a Material Adverse Effect. The Company is not aware of any basis for a finding that the Company does not have valid title or license rights to the patents and patent applications referenced in the Exchange Act Documents as owned or licensed by the Company. To the

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        Company's knowledge, the Company is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has it entered into or are a party to any contract, which restricts or impairs the use of any of the foregoing which would, individually or in the aggregate, have a Material Adverse Effect. The Company is not aware of any prior art that may render any patent application owned by the Company which has not been disclosed to the United States Patent and Trademark Office and which would, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice of infringement of or conflict with asserted rights of any third party with respect to the business currently conducted by them as described in the Exchange Act Documents and which would, individually or in the aggregate, have a Material Adverse Effect.

                (x) Other than with respect to Environmental Laws and ERISA (which are governed by Section 1(p)) the Company has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an "AUTHORIZATION") of, and has made all filings with and notices to, all appropriate federal, state, local or foreign governmental or regulatory authorities and self regulatory organizations and all courts and other tribunals, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except to the extent the failure to have any such Authorization or to make any such filing or notice would not, individually or in the aggregate, have a Material Adverse Effect. Each such Authorization is valid and in full force and effect and the Company is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto, and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization except to the extent such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, individually or in the aggregate, have a Material Adverse Effect.

                (y) There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens granted or issued by the Company relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Company, except for options granted to directors and employees of the Company in the ordinary course of business since December 31, 2003.

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                (z)     The financial statements included or incorporated by
        reference in the Exchange Act Documents, together with related schedules and notes, present fairly in all material respects the financial position, results of operations and changes in financial position of the Company on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the Exchange Act Documents are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

                (aa) There are no existing or, to the Company's knowledge, threatened labor disputes with the employees of the Company which would, individually or in the aggregate, have a Material Adverse Effect.

                (bb) The Company's manufacturing, distribution and marketing practices are in compliance with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, or decrees, including, without limitation, laws and regulations administered by the United States Food and Drug Administration (the "FDA") and the Drug Enforcement Administration ("DEA") and comparable regulatory agencies in each country in which the Company's products are marketed, except for such noncompliances that would not, individually or in the aggregate, have a Material Adverse Effect.

                (cc) The Company has not and will not use the services of any person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a)(b). None of the Company's officers or employees has been convicted of a felony under federal law for conduct relating to the development, approval or regulation of any product subject to the Federal Food, Drug, and Cosmetic Act or the Controlled Substances Act.

                (dd) There are no rulemaking or similar proceedings before the FDA or comparable Federal, state, local or foreign government bodies which involves the Company, which, if the subject of an action unfavorable to the Company, would, individually or in the aggregate, have a Material Adverse Effect.

                (ee) The Company has not received any written communication notifying the Company as to the termination or threatened termination or modification or threatened modification of any consulting, licensing, marketing, research and development, cooperative or any similar agreement described in the Exchange Act Documents.

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                (ff)    The statements relating to legal matters or proceedings,
        as specified on Section 1(ff) of the Disclosure Schedule, fairly summarize in all material respects such matters or proceedings as of the date hereof.

                (gg) Neither the Company, nor to the Company's knowledge, any of its officers, directors or affiliates has taken, directly or indirectly, any action designed to or which has constituted the stabilization or manipulation of the price of the Common Stock or any security convertible into or exchangeable or exercisable for Common Stock to facilitate the sale or resale of any of the Securities.

                (hh) The Company has filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof (except where the failure to so file would not have a material adverse effect on the Company), which returns are true and correct in all material respects, or have received extensions thereof, and have paid all taxes shown on such returns and all assessments received by them to the extent that the same are material and have become due. To the Company's knowledge, there are no tax audits or investigations pending, which if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

                (ii) The Company is insured against such losses and risks and in such amounts as are customary in the businesses in which it is engaged or currently proposes to engage including, but not limited to, insurance covering clinical trial liability, product liability and real or personal property owned or leased against theft, damage, destruction, act of vandalism and all other risks customarily insured against. All policies of insurance and fidelity or surety bonds insuring the Company or the Company's businesses, assets, employees, officers and directors are in full force and effect. The Company is in compliance with the terms of such policies and instruments in all material respects. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2003, the Company has not been denied any insurance coverage which it has sought or for which it has applied.

                (jj) The Company has good and marketable title in fee simple to all real property and good and valid title to all personal property it purports to own, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and buildings held under lease by the Company is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with

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        the use made and proposed to be made of such property and buildings by the Company.

                (kk) There is no document, contract or other agreement of a character required to be filed with the Commission under the Exchange Act which is not filed as required by the Exchange Act or the rules and regulations of the Commission thereunder. Each description of a contract, document or other agreement in the Exchange Act Documents fairly reflects in all material respects the material terms of the underlying document, contract or agreement. Each material agreement described in the Exchange Act Documents or incorporated by reference is in full force and effect and is valid and enforceable by and against the Company in accordance with its terms.

                (ll) Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company (i) that none of the Purchasers have been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term and (ii) that any Purchaser, and counter parties in "derivative" transactions to which any such Purchaser is a party, directly or indirectly, presently may have a "short" position in the Common Stock. The Company further understands and acknowledges that one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding.

                (mm) The Company confirms that, after giving effect to the 8-K Filing (as defined below), neither it nor, to its knowledge, any officer, director or agent of the Company has provided any of the Purchasers or their respective agents or counsel with any information that constitutes in the Company's reasonable determination material, nonpublic information. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions relating to the Securities. All written disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company, taken as a whole, are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that at the request of the Purchasers, the Company has not disclosed to the Purchasers information concerning the financial condition, results of operations and cash flows of the Company as of and for the year ended December 31, 2004 and as of and for the three months ended March 31, 2005. The Company acknowledges and agrees that no Purchaser makes or

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        has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 7.

        2. Agreements to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement and subject to its terms and conditions, the Company hereby agrees to sell to the several Purchasers, and each Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 100% of the principal amount thereof (the "PURCHASE PRICE").

        3. Delivery of Proceeds. The proceeds to be delivered on the Closing Date (as defined in Section 4 hereof) in the aggregate amount of $75,000,000 (less the expenses of Highbridge International LLC (the "LEAD PURCHASER") payable pursuant to Section 6(b) hereof, as set forth on a schedule to be provided by the Lead Purchaser to the Company prior to the Closing) shall be used only to satisfy the payment obligations arising from the acceleration of the Company's 1.25% Convertible Senior Subordinated Debentures due April 1, 2024, which satisfaction shall be effective simultaneously with the Closing.

        4. Payment and Delivery. Payment for the Securities shall be made to, or as directed by, the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Purchasers at 10:00 a.m., New York City time, on June 27, 2005, or at such other time on the same or such other date as shall be mutually agreeable to the Company and the Lead Purchaser. The time and date of such payment are hereinafter referred to as the "CLOSING DATE."

        The Securities shall be in definitive form or global form, as specified by the Lead Purchaser, and registered in such names and in such denominations as the applicable Purchaser shall request in writing not later than one full Business Day prior to the Closing Date. The Securities shall be delivered to each Purchaser on the Closing Date for the account of such Purchaser, with any transfer taxes, if any, payable in connection with the transfer of the Securities to the Purchasers duly paid, against payment of the Purchase Price therefor.

        5. Conditions to the Purchasers' Obligations. The several obligations of the Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

                (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

                        (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not

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                indicate the direction of the possible change, in the rating accorded the Company or any of the Company's securities or in the rating outlook for the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                        (ii) there shall not have occurred any event that has a Material Adverse Effect.

                (b) The Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

                The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to the matters set forth in
        Section 5(a)(i) or as to proceedings threatened.

                (c) The Purchasers shall have received on the Closing Date an opinion of (1) Blank Rome LLP, counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A-1 and (2) Sonnenschein Nath & Rosenthal, special FDA counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A-2. Such opinions shall be rendered to the Purchasers at the request of the Company and shall so state therein.

                (d) The "lock-up" agreements, each substantially in the form of Exhibit B hereto, between the Purchasers and certain executive officers and directors of the Company relating to sales and certain other dispositions of shares of common stock or certain other securities, delivered to the Purchasers on or before the date hereof, shall be in full force and effect on the Closing Date.

                (e) The Company will cause the Securities to be eligible for trading on the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") system of the NASD.

                (f) The Purchasers shall have received on the Closing Date the consent of Wachovia Bank, N.A. in the form attached hereto as Exhibit C.

        6. Covenants of the Company. In further consideration of the agreements of the Purchasers contained in this Agreement, the Company covenants with each Purchaser as follows:

                (a) The Company will endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request, provided, however, that the Company shall not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is otherwise not so subject.

                (b) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company shall pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants, if applicable, in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Transaction Documents and all amendments and supplements thereto, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Purchasers, including any transfer or other taxes payable thereon, (iii) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (iv) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (v) the cost of the preparation, issuance and delivery of the Securities, (vi) the legal fees and expenses of the Lead Purchaser incurred in connection with the negotiation, due diligence and documentation of the Transaction Documents and the transactions contemplated hereby and thereby ("PURCHASER EXPENSES") and (vii) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. The Lead Purchaser may, on the Closing Date, reduce its portion of the Purchase Price by the amount of Purchaser Expenses less any Purchaser Expenses paid by the Company prior to the Closing Date provided, that if the schedule described in Section 3 is not delivered to the Company at the time set forth therein, the Company shall pay the expenses and fees specified therein within five Business Days of its delivery.

                (c) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

                (d) The Company will not solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in

        Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

                (e) While any of the Securities or the Underlying Securities remain "restricted securities" within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

                (f) The Company will use its commercially reasonable efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in PORTAL.

                (g) During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates under its control (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

                (h) The Company will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

                (i) The Company hereby agrees that, without the prior written consent of the Lead Purchaser (on behalf of the Purchasers), it will not, during the period ending 60 days after the date hereof, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the following issuances (the "EXCLUDED ISSUANCES")
        (A) to the sale of the Securities under this Agreement or the issuance of the Underlying Securities, (B) to the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, provided that the terms of such option, warrant or convertible security relating to any purchase, exercise or conversion price thereunder, the number of securities issuable thereunder or any time period relating to the exercise or conversion thereunder are not amended, modified or changed on or after the date hereof, (C) to the grant of any option or issuance of any stock, restricted stock or stock appreciation right or other stock-linked security under any employee equity or employee equity-linked plan of the Company that exist as of the date hereof or that is approved by the independent members of the Company's Board of Directors; (D) in connection with any bona-fide merger or acquisition as approved by the Company's Board of Directors; provided that any issuance by the Company of shares of Common Stock is not to raise cash to fund such merger or acquisition; (E) in connection with any bona-fide strategic agreement, joint venture agreement, limited liability company agreement or similar agreement entered into with any supplier, manufacturer, distributor or customer that is approved by the Company's Board of Directors, the primary purpose of which is not to raise cash; (F) to shares of Common Stock or other equity securities or equity linked securities of the Company pursuant to a bona fide firm commitment underwritten public offering with gross proceeds to the Company of at least $30 million with a nationally or regionally recognized underwriter; or (G) the filing of a registration statement to permit sales of the Company's common stock by Teva Pharmaceuticals Curacao, N.V.; provided, however, that in the case of any dispositions pursuant to (D) or (E), the transferee, in each case, agrees to be bound by the terms of the previous sentence.

                (j) The Company shall apply the Purchase Price only as specified in Section 3 hereof.

                (k) On or before 8:30 a.m., New York time, on the first business day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement, the Indenture, the form of the Debenture and the Registration Rights Agreement) as exhibits to such filing (including all attachments, the "8-K FILING"). From and after the filing of the 8-K Filing with the Commission, no Purchaser shall be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the 8-K Filing. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as, in the reasonable judgment of the Company or its counsel, is required by applicable law or regulations or applicable stock exchange rules (provided that in the case of clause (i) each Purchaser shall be provided by the Company with a draft of such press release or other public disclosure prior to its release). Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or the applicable stock exchange, without the prior written consent of such Purchaser, except (i) for disclosure thereof in the 8-K Filing or Registration Statement or similar disclosure as required in future Commission filings or (ii) as required by applicable law or regulations or applicable stock exchange rules or any order of any court or other governmental agency, in which case the Company shall use its reasonable best efforts to provide such Purchaser with prior notice of such disclosure.

        7. Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that:

                7.1 Authorization; Enforceability. Such Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with the requisite corporate power and authority to purchase the Securities being purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which such Purchaser is a party will constitute, such Purchaser's valid and legally binding obligation, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

                7.2 Investment Intent. Such Purchaser is acquiring the Securities being purchased by it hereunder solely for its own account, and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or are exempt from the registration requirements of, the Securities Act.

                7.3 Information. Such Purchaser has had access to all of the filings of the Company that are filed on the EDGAR system prior to the date hereof. To the extent requested by such Purchaser, the Company has, prior to the date hereof, provided such Purchaser with information regarding the business, operations and financial condition of the Company, and has, prior to the date hereof, granted to such Purchaser the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities hereunder, and based thereon, such Purchaser believes it can make an informed decision with respect to its investment in the Securities. Neither such information nor any other investigation conducted by such Purchaser or its representatives shall modify, amend or otherwise affect such Purchaser's right to rely on the Company's representations and warranties contained in this Agreement.

                7.4 Restrictions on Transfer. (a) Such Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB") and an institutional "accredited investor" within the meaning of Regulation D under the Securities Act. Each Purchaser, severally and not jointly, agrees with the Company that it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. Each Purchaser, severally and not jointly, agrees to offer, sell or otherwise transfer the Securities, prior to the date which is two years after the Closing Date, only (a) to the Company or any parent or subsidiary thereof, (b) for so long as the Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a QIB that purchases for its own account or for the account of a QIB to which notice is given that the transfer is being made in reliance on Rule 144A, (c) pursuant to a registration statement which has been declared effective under the Securities Act, or (d) pursuant to another available exemption from the registration requirements of the Securities Act and applicable state securities or "blue sky" laws, subject to the Company's and the Trustee's right prior to any such offer, sale or transfer pursuant to clause (d) to require the delivery of an opinion of counsel, certification and/or other information reasonably satisfactory to each of them, and in each of the foregoing cases, a certificate of transfer in the form specified in the Indenture and the Securities is completed and delivered by the transferor to the Trustee.

                        (b) Such Purchaser (i) agrees that it will only sell the Securities or other securities of the Company in a transaction that complies in all material respects with applicable federal and state securities laws, (ii) agrees that it will not sell or otherwise dispose of or transfer the Securities or other securities of the Company or any interest therein in a transaction that is part of a plan or scheme to evade the registration requirements of the Securities Act and (iii) acknowledges and agrees that notwithstanding the effectiveness of a registration statement covering the Securities, the Securities will remain "restricted securities" until such Securities have been sold pursuant to (x) an effective registration statement or (y) Rule 144, and such Purchaser will remain responsible for compliance with applicable federal and state securities laws in connection with any resale by the Purchaser of the Securities.

                        (c) Such Purchaser understands that the Company is relying on the representations of such Purchaser set forth in this Section 7.4 in order to determine compliance with applicable securities laws in connection with the sale of the Securities to such Purchaser.

                7.5 Legend. Such Purchaser understands that the certificates representing the Securities may bear a restrictive legend reflecting the transfer restrictions set forth above.

                7.6 Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of such Purchaser set forth in this Section 7 in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

                7.7 Non-Affiliate Status. Such Purchaser is not an Affiliate of the Company. Such Purchaser's investment in the Securities is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company or to influence the decisions or policies of the Board of Directors.

        8. Indemnity. (a) The Company agrees to indemnify and hold harmless each Purchaser, each person, if any, who controls any Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Purchaser within the meaning of Rule 405 under the Securities Act (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages, penalties, fees and liabilities, including, without limitation, the reasonable legal fees and other reasonable expenses of one counsel (in addition to any local counsel) incurred (irrespective of whether any such indemnitee is a party to the action for which indemnification hereunder is sought) in connection with any suit, action or proceeding or any claim (collectively, "Losses"), as incurred, as a result of, or arising out of or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in any Transaction Document or
(c) any cause of action, suit or claim brought or made against such Indemnified Person by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery or performance by the Company of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; provided that the Company shall not be required to indemnify any of the Indemnified Persons to the extent Losses arise or result from a material misrepresentation or material breach of any representation or warranty made by such Purchaser or other Indemnified Person contained in the Transaction Documents, or a material breach of any covenant, agreement or obligation by such Purchaser or other Indemnified Person contained in the Transaction Documents.

        (b) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Indemnified Person, such Indemnified Person shall promptly notify the Company in writing, and the Company shall have the right to retain one counsel (in addition to any local counsel) reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding; provided, however, that failure to so notify the Company shall not relieve such Company from any liability hereunder except to the extent the Company is prejudiced as a result thereof. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) Company and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person, the Company proposes to have the same counsel represent it and the Indemnified Person, and representation of both parties by the same counsel would, in the opinion of counsel for the Indemnified Person, constitute a conflict of interest. It is understood that the Company shall reimburse all such reasonable fees and expenses actually incurred (upon delivery to the Company of reasonable documentation therefor setting forth such expenses in reasonable detail) unless a bona fide dispute exists with respect to such expenses. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final, non-appealable judgment for the plaintiff, the Company agrees to indemnify any Indemnified Person from and against any Liabilities by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party, unless such settlement includes an unconditional release of such Indemnified

Person from all liability on claims that are the subject matter of such proceeding and no admission of fault on the part of the Indemnified Person.

        (c) The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

        (d) The indemnity provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of
(i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Purchaser, any person controlling any Purchaser or any affiliate of any Purchaser or by or on behalf of the Company, its officers, directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

        9. Termination. The Purchasers may terminate this Agreement by notice given to the Company executed by the Lead Purchaser (except in the case of clauses (i) and (v), which termination right may be exercised by each Purchaser as to itself but not the other Purchasers), if prior to the Closing Date (i) in the good faith judgment of a Purchaser a Material Adverse Effect shall have occurred between the date hereof and the Closing Date, (ii) trading in securities generally on the New York Stock Exchange, Inc., the American Stock Exchange or the Nasdaq National Market shall have been suspended or materially limited, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by United States or New York State authorities, (v) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or
(B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the judgment of a Purchaser, makes it impracticable or inadvisable to proceed with the transactions contemplated by this Agreement or (vi) the failure of the Company to satisfy the conditions set forth in Section 5 of this Agreement on or before June 30, 2005.

        10. Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

        If this Agreement shall be terminated by the Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Purchasers or such Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Purchasers in connection with this Agreement or the issuance of Securities contemplated hereunder.

        11. Rights of Participation. (a) In the event that, within one year from the Closing Date, the Company proposes to issue equity securities or other securities exchangeable or exercisable for or convertible into equity securities (other than Excluded Issuances), the Company shall offer the Lead Purchaser the opportunity to purchase such securities, on the same terms and conditions as those offered to all other purchasers and pursuant to documentation reasonably satisfactory to the Company and the Lead Purchaser.

                (b) (i) The Company shall deliver to the Lead Purchaser a written notice (the "OFFER NOTICE") of any proposed or intended issuance or sale or exchange (the "OFFER") of the securities being offered (the "OFFERED SECURITIES") pursuant to Section 11(a) above, which Offer Notice shall (x) identify and describe the Offered Securities, (y) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Purchasers the Offered Securities.

                        (ii) To accept an Offer, in whole or in part, such Purchaser must deliver a written notice to the Company prior to the end of the fifth Business Day after such Purchaser's receipt of the Offer Notice if the Purchaser enters into a confidentiality agreement in form and substance reasonably satisfactory to the Company relating to the Offer, or the second Business Day after such Purchaser's receipt of the Offer Notice if the Purchaser does not enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company relating to the Offer, (the "OFFER PERIOD"), setting forth the portion of the Offered Securities, if any, that the Lead Purchaser elects to purchase (the "NOTICE OF ACCEPTANCE"); provided, however, if the Lead Purchaser desires to accept an offer for less than all of the Offered Securities, it may only accept an Offer for 50% or less of the Offered Securities.

                        (iii) The Company shall have ten Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers during the Offer Period (the "REFUSED SECURITIES"), only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

                        (iv) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 11(b)(iii) above), then the Lead Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Purchaser elected to purchase pursuant to
                Section 11(b)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to such Purchaser pursuant to Section 11(b)(iii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that such Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Lead Purchaser in accordance with Section 11(b)(i) above.

                        (v) Upon the closing of the issuance, sale or exchange of all or less than all of the Offered Securities, the Lead Purchaser shall acquire from the Company, and the Company shall issue to the Lead Purchaser within a reasonable period of time, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 11(b)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers, within a reasonable period of time, of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

                        (vi) Any Offered Securities not acquired by the Purchasers or other persons in accordance with this Section 11(b) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement.

        12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchasers, any controlling persons referred to herein and their respective successors and assigns; provided, that the rights and obligations of the Lead Purchaser with respect to the rights of participation set forth in Section 11 of this Purchase Agreement may not be assigned to any party, other than a successor to the entire business of the Lead Purchaser, without the prior written consent of the Company; provided, further, that the rights and obligations of the Company pursuant to this Purchase Agreement may not be assigned to any party other than a successor to the entire business of the Company.

        13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger.

        Notices to the Purchasers shall be given at the address as set forth on
Schedule I hereto, with a copy to (solely for informational purposes):

                        Schulte Roth & Zabel LLP
                        919 Third Avenue
                        New York, New York 10022
                        Telephone:   (212) 756-2000
                        Facsimile:  (212) 593-5955
                        Attention:  Eleazer Klein, Esq.

        Notices to the Company shall be given to the Company at:

                        IMPAX Laboratories, Inc.
                        3735 Castor Avenue
                        Philadelphia, PA  19124
                        Attention: Mr. Barry R. Edwards
                        Chief Executive Officer
                        Facsimile:  (215) 289-5932

                        with a copy to (solely for informational purposes):

                        Blank Rome LLP
                        One Logan Square
                        Philadelphia, PA  19103-6998
                        Attention: Ronald Fisher, Esq.
                        Facsimile: (215) 832-5479

        14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        15. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

        16. Amendment and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lead Purchaser.

        17. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

        18. Survival. The respective representations, warranties, covenants and agreements of the Company and the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

        19. Independence of Purchasers. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by the Purchasers pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Purchasers represent and warrant that they are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and confirm that they have or legal counsel has on their behalf independently participated in the negotiation of the transaction contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any Purchaser to be joined as an additional party in any proceeding for such purpose.

        20. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Agreement and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

        21. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                  [Remainder of Page Intentionally Left Blank.]

                                             Very truly yours,

                                             IMPAX LABORATORIES, INC.


                                             By: /s/ Barry R. Edwards
                                                 -------------------------------
                                                 Name:   Barry R. Edwards
                                                 Title:  Chief Executive Officer

Accepted as of the date hereof

PURCHASERS:

HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC

By: /s/ Adam J. Chill
    -------------------------------------
    Name:  Adam J. Chill
    Title: Managing Director

                                                                      SCHEDULE I

               PURCHASER
           NAME AND ADDRESS                          SECURITIES TO BE PURCHASED
----------------------------------------------      ----------------------------

Highbridge International LLC
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY  10019
Attn:  Ari J. Storch / Adam J. Chill
Tel:  (212) 287-4720
Fax:  (212) 751-0755                                                $ 75,000,000
 and
Attn:  Andrew Martin
Tel:  (212) 287-4735
Fax:  (212) 755-4250

Residence:  Cayman Islands

                                                                    ------------
      Total:..............................................          $ 75,000,000
                                                                    ============

                                                                     EXHIBIT A-1

                           OPINION OF BLANK, ROME LLP

        The opinion of Blank, Rome LLP, to be delivered pursuant to Section 5(c) of the Purchase Agreement shall be to the effect that:

        A. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

        B. The Company is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Pennsylvania and the State of California.

        C. The Company has the corporate power and authority to enter into and perform its obligations under each of the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Securities.

        D. Each of the Purchase Agreement, the Registration Rights Agreement and the Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms.

        E. The Securities have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture, and delivered to and paid for by the Purchasers, in each case in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        F. The Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights of any stockholder under the General Corporation Law of the State of Delaware (the "GCL"), the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), or the Company's By-Laws (the "By-Laws"), or by any contract listed in Annex A to this opinion letter.

        G. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Purchase Agreement, the Indenture, the Registration Rights Agreement and the Securities will not contravene in any material respect any provision of applicable law or the Certificate of

Incorporation or By-Laws of the Company or any agreement or other instrument binding upon the Company that is listed in Annex A to this opinion letter, or, to such counsel's knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company; and no consent, approval, authorization or order of, or qualification with, any governmental body or agency under the GCL, any law, rule or regulation of the State of New York, or any federal law, rule or regulation of the United States, is required for the performance by the Company of its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement or the Securities, except such as may be required by the securities or "blue sky" laws of the various states in connection with the offer and sale of the Securities and by U.S. federal and state securities laws with respect to the Company's obligations under the Indenture and the Registration Rights Agreement.

        H. To such counsel's knowledge, the Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in Section 3 of the Purchase Agreement will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

        I. Based on the representations, warranties and agreements of the Company in Sections 1(s), 1(t), 1(u), 6(c) and 6(d) of the Purchase Agreement and of the Purchasers in Section 7 of the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers under the Purchase Agreement to register the Securities under the Securities Act of 1933 or to qualify the Indenture under the Trust Indenture Act of 1939, it being understood that no opinion is expressed as to any subsequent resale of any Security or Underlying Security.

                                                                     EXHIBIT A-2

                    OPINION OF SONNENSCHEIN NATH & ROSENTHAL

        The opinion of Sonnenschein Nath & Rosenthal to be delivered pursuant to
Section 5(c) of the Purchase Agreement shall be to the effect that:

        A. To the best of such counsel's knowledge, except as disclosed in
Section 1(w) of the Purchase Agreement, the Company possesses all approvals, certificates, registrations, authorizations and permits issued by the FDA, or any other federal or state agencies or bodies engaged in the regulation of pharmaceuticals, necessary to conduct its business, except for such approvals, certificates, registrations, authorizations or permits the absence of which to maintain would not have a material adverse effect on the Company.

        B. To the best of such counsel's knowledge, the Company has not received any notice of proceedings relating to the revocation or modification of any such approval, certificate, registration, authorization or permit which, singly or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would have a material adverse effect on the Company.

        C. To the best of such counsel's knowledge, except as disclosed in
Section 1(bb) of the Purchase Agreement, the Company is in compliance with all applicable federal laws, regulations, orders and decrees governing its business as prescribed by the FDA or any other federal agencies or bodies engaged in the regulation of pharmaceuticals, except where noncompliance would not singly, or in the aggregate, have a material adverse effect on the Company.

        D. To the best of such counsel's knowledge, all bioavailability studies undertaken to support approval of the Company's products for commercialization have been conducted in compliance with all applicable federal laws, orders or regulations in all material respects.

        E. To the best of such counsel's knowledge, no filing or submission to the FDA or any other federal or state regulatory body, that is intended to be the basis for any approval, contains any material omission or material false information.

                                                                       EXHIBIT B

                            [FORM OF LOCK-UP LETTER]

                                       June __, 2005

Highbridge International LLC
c/o Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY  10019

Dear Sirs and Mesdames:

        The undersigned understands that you propose to enter into a Purchase Agreement (the "PURCHASE AGREEMENT") with IMPAX Laboratories, Inc., a Delaware corporation (the "COMPANY"), providing for the issuance by the Company (the "OFFERING") to Highbridge International LLC and such other Purchasers identified therein (collectively, the "PURCHASERS") of the Company's Convertible Senior Subordinated Debentures Due 2012 (the "SECURITIES"). The Securities will be convertible into shares of common stock, par value $.01, of the Company (the "COMMON STOCK").

        To induce the Purchasers to enter into the Purchase Agreement, the undersigned hereby agrees that, without the prior written consent of Highbridge International LLC on behalf of the Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the Closing Date (as defined in the Purchase Agreement), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Securities to the Purchasers pursuant to the Purchase Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the

Offering, (c) exercises of options or warrants to purchase Common Stock, (d) dispositions of Common Stock as a bona fide gift, (e) dispositions by will or the laws of descent or distribution, or (f) dispositions to members of the undersigned's immediate family; provided, however, that in the case of any dispositions pursuant to (d), (e) or (f) the transferee, in each case, agrees to be bound by the terms of this Lock-Up Agreement.

        In addition, the undersigned agrees that, without the prior written consent of Highbridge International LLC on behalf of the Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the Closing Date, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock other than in connection with the filing by the Company of a Registration Statement on Form S-8. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions. The undersigned further agrees to suspend any existing trading plans or other arrangements pursuant to Rule 10b5-1 (a "10b5-1 PLAN") under the Securities Exchange Act of 1934, as amended, during the period commencing on the date hereof and ending 60 days after the Closing Date. Notwithstanding the restrictions contained in the previous sentence, the undersigned shall be permitted subsequent to the date hereof to enter into a 10b5-1 Plan, provided that the undersigned hereby expressly agrees to suspend any trading or other transactions pursuant to such 10b5-1 Plan during the period commencing on the date hereof and ending 60 days after the Closing Date.

        The undersigned understands that the Company and the Purchasers are relying upon this Lock-Up Agreement in purchasing the Securities provided for in the Purchase Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

                                               Very truly yours,

                                               ---------------------------------
                                               (Name)

                                               ---------------------------------
                                               (Address)

                               DISCLOSURE SCHEDULE

SECTION 1(A):

         The Company filed the following amendments to its reports filed with the Commission since January 1, 2003:

         Form 10-Q/A filed on March 16, 2005
         Form 10-Q/A filed on November 17, 2004
         Form 10-Q/A filed on November 16, 2004
         Form 10-Q/A filed on May 26, 2004
         Form 10-Q/A filed on May 12, 2004
         Form 10-Q/A filed on May 28, 2003
         Form 10-Q/A filed on May 22, 2003

Also, see disclosure under section 1(z).

SECTION 1(E):

         Authorized Capital Stock

         Our authorized capital stock consists of 75,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 2003, there were 53,307,136 shares of our common stock and 75,000 shares of Series 2 preferred stock outstanding. On January 30, 2004, holders of the Series 2 preferred stock converted 75,000 shares of Series 2 preferred stock into 1,500,000 shares of our common stock.

         Common Stock

         The shares of common stock currently outstanding are validly issued, fully paid and non-assessable. Subject to the rights of the holders of shares of preferred stock outstanding, if any, holders of shares of our common stock:

         o are entitled to receive dividends when and as declared by the board of directors from legally available funds;

         o are entitled, upon our liquidation, dissolution or winding up, to a pro rata distribution of the assets and funds available for distribution to stockholders;

         o are entitled to one vote per share on all matters on which stockholders generally are entitled to vote; and

         o do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock.

         Only holders of common stock vote on all matters brought for the stockholders' approval, except as otherwise required by law and subject to the voting rights of the holders of any outstanding shares of preferred stock. As of February 27, 2004, no shares of preferred stock were outstanding.

         Preferred Stock

         Our restated certificate of incorporation provides that we may, by vote of our board of directors, issue preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

SECTION 1(L):

         Consent and waiver of Wachovia Bank, National Association ("Wachovia") is required under the Loan and Security Agreement, as amended, between Wachovia (as successor to Congress Financial Corporation) and the Company, which consent and waiver shall be obtained as a condition to the consummation of the transactions contemplated by the Purchase Agreement to which this Disclosure Agreement is attached.

         Consents and waivers pursuant to the documentation entered into in connection with the Company's 1.25% Convertible Senior Subordinated Debentures due April 1, 2024, which consents and waivers will not be required upon the satisfaction of said Debentures as contemplated pursuant to Section 3 of the Purchase Agreement to which this Disclosure Schedule is attached.

SECTION 1(M):

         See disclosure under section 1(n).

         All Indebtedness as of December 31, 2004 and as of May 31, 2005:

                                                                                       December 31, 2004   May 31, 2005
                                                                                       -----------------   ------------
                                                                                                (in thousands)
$95 million 1.25% convertible senior subordinated debentures due 2024                     $    95,000       $    95,000
     8.17% loan payable to Cathay Bank in 83 monthly installments of $19,540              -----------       -----------
          commencing June 28, 2001, through May 27, 2008, with a balance of
          $2,332,117 due on June 28, 2008 .........................................             2,350             2,332
     7.50% loan payable to Cathay Bank in 83 monthly installments of $24,629 commencing November 14, 2001, through October 13, 2008, with a balance
          of $3,120,740 due on November 14, 2008 ..................................             3,146             3,121

                                                                                       December 31, 2004   May 31, 2005
                                                                                       -----------------   ------------
                                                                                                (in thousands)
     Loan payable to Wachovia N.A. in 60 monthly installments of $52,500 commencing December 1, 2002, through November 30, 2007, at prime
          interest rate plus 1.5% (the interest rate at 12/31/04 was 6.75%)........             2,470             2,129
                                                                                          -----------       -----------
                                                                                          $     7,966       $     7,582
                  Less:  Current portion of long-term debt                                       (923)             (923)
                                                                                          -----------       -----------
                                                                                          $     7,043       $     6,659
                                                                                          -----------       -----------

Short term credit facility                                                                      5,000             5,000

                                                                                          $   107,043       $   107,582
                                                                                          ===========       ===========

SECTION 1(N):

         As a result of the Company's receipt of a notice of default from a holder of more than 25% aggregate principal amount of its outstanding 1.250% Convertible Senior Subordinated Debentures due 2024 (the "Debentures"), based upon the Company's failure to file its Annual Report on Form 10-K for the year ended December 31, 2004, and the Company's failure to file such report by June 21, 2005, the Trustee under the Indenture relating to the Debentures or holders of 25% in aggregate principal amount of the outstanding Debentures may declare immediately due and payable the entire $95.0 million principal amount, and premium, if any, of the Debentures and any interest accrued thereon.

         The Debenture default has also resulted in a default under the Company's existing credit agreement with Wachovia Bank.

SECTION 1(O):

         See the Company's filings on Form 8-K filed with the Commission and disclosure under section 1(ff).

SECTION 1(V):

         See the disclosure concerning material weaknesses in Exhibit 99.5 to the draft Form 8-K report previously provided.

SECTION 1(W):

         See section 1(ff) below.

SECTION 1(Y):

         Warrants to purchase 741,503 shares of Common Stock issued to investors pursuant to Common Stock and Warrant Purchase Agreement dated May 6, 2003 between the Company and the purchasers listed therein.

         $95.0 million in aggregate principal amount of 1.250% convertible senior subordinated debentures due 2024, issued on April 5, 2004.

         Stock Option Plans - approximately 6,020,000 options outstanding to purchase Common Stock under the Company's various plans. There remain options available under our stock option plans for future grant covering approximately
1.3 million additional shares.

SECTION 1(Z):

         Depending upon the guidance received by the Company from the Office of the Chief Accountant of the Commission and the advice of the Company's auditors concerning the Company's recognition of revenues related to its strategic alliance agreement with a subsidiary of Teva Pharmaceutical Industries Ltd., it is possible that the Company's financial statements included in its quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004 will be restated.

SECTION 1(FF):

         See section 1(o) above. The material pending litigation involving the Company is as follows:

Patent Litigation

         There has been substantial litigation in the pharmaceutical, biological, and biotechnology industries with respect to the manufacture, use, and sale of new products that are the subject of conflicting patent rights. One or more patents cover most of the brand name controlled-release products for which we are developing generic versions. Under the Hatch-Waxman Amendments, when a drug developer files an ANDA for a generic drug, seeking approval before expiration of a patent which has been listed with the FDA as covering that brand name product the developer must certify that its product will not infringe on the listed patent(s) and/or that the listed patent is invalid or unenforceable. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement within 45 days of the patent holder's receipt of such certification. If the patent holder files suit, the FDA can review and approve the ANDA, but is prevented from granting final marketing approval of the product until a final judgment in the action has been rendered, or 30 months from the date the certification was received, whichever is sooner. Should a patent holder commence a lawsuit with respect to an alleged patent infringement by us, the uncertainties inherent in patent litigation make the outcome of such litigation difficult to predict. The delay in obtaining FDA approval to market our product candidates as a result of litigation, as well as the expense of such litigation, whether or not we are successful, could have a material adverse effect on our results of operations and financial position. In addition, there can be no assurance that any patent litigation will be resolved prior to the 30-month period. As a result, even if the FDA were to approve a product upon expiration of the end of the 30-month period, we may elect not to commence marketing that product if patent litigation is still pending.

         Lawsuits have been filed against us in connection with fourteen of our Paragraph IV filings. The outcome of such litigation is difficult to predict because of the uncertainties inherent in patent litigation.

ASTRAZENECA AB ET AL. V. IMPAX:  THE OMEPRAZOLE CASES

         In May 2000, AstraZeneca AB and four of its related companies filed suit against us in the U.S. District Court in Wilmington, Delaware claiming that the Company's submission of an ANDA for Omeprazole Delayed Release Capsules, 10 mg and 20 mg, constitutes infringement of six U.S. patents relating to AstraZeneca's Prilosec product. The action seeks an order enjoining us from marketing Omeprazole Delayed Release Capsules, 10 mg and 20 mg until February 4, 2014, and reimbursement for costs and attorney fees associated with this litigation.

         In February 2001, AstraZeneca and the same related companies filed the same suit against us in the same federal court in Delaware for infringement, based upon the Company's amendment to its ANDA adding 40 mg strength Omeprazole Delayed Release Capsules.

         AstraZeneca filed similar lawsuits against nine other generic pharmaceutical companies (Andrx, Genpharm, Cheminor, Kremers, LEK, Eon, Mylan, Apotex, and Zenith). Due to the number of these cases, a multidistrict litigation proceeding, In re Omeprazole 10 mg, 20 mg, and 40 mg Delayed Released Capsules Patent Litigation, MDL-1291, has been established to coordinate pre-trial proceedings. Both lawsuits filed by AstraZeneca against the Company have been transferred to the multidistrict litigation jurisdiction.

         Early in the multidistrict litigation, the trial court ruled that one of the six patents-in-suit was not infringed by the sale of a generic omeprazole product and that certain other patents were invalid. These rulings effectively eliminated four patents from the trial of these infringement cases, although AstraZeneca may appeal these rulings as part of the overall appeal process in the case.

         On October 11, 2002, after a trial involving Andrx, Genpharm, Cheminor, and Kremers, the trial judge handling the multidistrict litigation ruled on AstraZeneca's complaints that three of these four defendants ("First Wave Defendants") infringed the remaining patents-in-suit. The trial judge ruled that three of the First Wave defendants, Andrx, Genpharm, and Cheminor, infringed the remaining two patents asserted by AstraZeneca in its complaints, and that those patents are valid until 2007. In the same ruling, the trial court ruled that the remaining First Wave Defendant, Kremers, did not infringe either of the remaining two patents. Kremers' formulation was held to differ from the formulation used by the other First Wave Defendants in several respects. In mid-December 2003, the U.S. Court of Appeals for the Federal Circuit affirmed the October 2002 ruling in all respects. Subsequent petitions for rehearing have been denied.

         The formulation that we employ in manufacturing its generic equivalent of omeprazole has not been publicly announced. Our formulation has elements that resemble those of other First Wave Defendants in certain respects, but it also has elements that differ. The Company believes that it has defenses to AstraZeneca's claims of infringement, but the opinion rendered by the trial court in the First Wave cases makes the outcome of AstraZeneca's litigation against us is uncertain.

         In August 2003, the court issued an order dismissing four of the patents-in-suit, three with prejudice. On September 30, 2003, as a result of the court's dismissal, AstraZeneca served each of the Second Wave Defendants, including IMPAX, with an amended complaint. In October 2003, we filed an answer to the amended complaint in which we asserted a new counterclaim with antitrust allegations. The counterclaim will be severed, and proceedings relating to it will be stayed until after trial of the patent infringement case.

         In December 2003, the trial court entered a new scheduling order governing pre-trial proceedings relating to the Second Wave Defendants, including us. The schedule for completion of the litigation in the Second Wave, including AstraZeneca's litigation against the Company, now provides that all fact and expert discovery is complete. AstraZeneca's expert reports on issues as to which it bears the burden of proof, including issues of alleged infringement, were served on February 17, 2004. Our responsive expert reports were served on July 12, 2004. Astra's reply reports were served in early September 2004, prior to the launch of our commercial product.

         The December 2003 scheduling order was amended most recently in August 2004. The amended scheduling order also allows for the filing of summary judgment motions beginning in March 2005. The Company has filed two motions for summary judgment against AstraZeneca: one alleging that the patents-in-suit are invalid under 35 U.S.C. Sect. 102(b) due to public usage of the invention prior to the filing of the patents; the other alleging that our ANDA products do not infringe any claim of the patents-in-suit. AstraZeneca did not file any summary judgment motions against the Company. Briefing on the summary judgment motions has yet to be completed, and we do not have any timetable by which decisions on the summary judgment motions should be expected.

         This matter is pending before Judge Jones of the Southern District of New York, together with AstraZeneca's patent infringement cases against four other defendants who have separately filed ANDAs seeking approval from the FDA to market omeprazole drug products. The case remains in discovery pretrial proceedings. No trial date has yet been set. The Company intends to defend vigorously. The amended scheduling order states that no further extensions of time shall be granted to the parties.

         In conjunction with our strategic partner, Teva, we recently have initiated a commercial launch of certain omeprazole products which were the subject of its ANDA application and which are at issue in this litigation. If we are not ultimately successful in establishing invalidity or non-infringement, the court may award monetary damages associated with the commercial sale of our omeprazole products. Pursuant to the Strategic Alliance Agreement with Teva, however, Teva is responsible for indemnifying the Company with respect to any such monetary damages, provided certain conditions are met.

         On January 4, 2005, AstraZeneca moved to amend its Complaint against the Company to add claims of willful infringement and for enhanced damages on the basis of this commercial launch. The Company and AstraZeneca subsequently reached a stipulation that was approved by the Court allowing the Amended Complaint to be filed. On February 14, 2005, the Company filed its answer and counterclaims to the Amended Complaint. Among the Company's counterclaims are a number of claims for relief under federal antitrust law, including claims arising under Section 2 of the Sherman Act, and claims seeking declaratory judgment that the patents are not infringed and are unenforceable.

AVENTIS PHARMACEUTICALS INC., ET AL. V. IMPAX:  THE FEXOFENADINE CASES

         On March 25, 2002, Aventis Pharmaceuticals Inc., Merrell Pharmaceuticals Inc., and Carderm Capital L.P. (collectively referred to as Aventis) sued the Company in the U.S. District Court for the District of New Jersey (Civil Action No. 02-CV-1322) alleging that IMPAX's proposed fexofenadine and pseudoephedrine hydrochloride tablets, containing 60 mg of fexofenadine and 120 mg of pseudoephedrine hydrochloride, infringe U.S. Patent Nos. 6,039,974; 6,037,353; 5,738,872; 6,187,791; 5,855,912; and 6,113,942. On November 7, 2002,
Aventis filed an amended complaint, which added an allegation that IMPAX's Fexofenadine and Pseudoephedrine Hydrochloride 60 mg/120 mg Extended Release Tablet product infringes U.S. Patent No. 6,399,632. Aventis seeks an injunction preventing us from marketing its Fexofenadine and Pseudoephedrine Hydrochloride 60 mg/120 mg Extended Release Tablet product until the patents-in-suit have expired, and an award of damages for any commercial manufacture, use, or sale of our Fexofenadine and Pseudoephedrine Hydrochloride 60 mg/120 mg Extended Release Tablet product, together with costs and attorneys' fees. The Company believes that it has defenses to the claims made by Aventis based on noninfringement and invalidity.

         Aventis has also filed a suit against Barr Laboratories, Inc., Mylan Pharmaceuticals, Inc., Dr. Reddy's Pharmaceuticals and Teva Pharmaceuticals USA, Inc. in New Jersey asserting the same patent infringement against these defendants' proposed Fexofenadine and Pseudoephedrine or Fexofenadine products. Our case has been consolidated for trial with the Barr, Mylan, Dr. Reddy and Teva cases.

         On March 25, 2004, Aventis and AMR filed a complaint and first amended complaint against the Company and Ranbaxy, alleging infringement of two additional patents relating to the process for making the active pharmaceutical ingredient, fexofenadine hydrochloride. These patents, United States Patent Nos. 5,581,011 and 5,750,703, are owned by AMR and exclusively licensed to Aventis.

         On July 23, 2003, we filed Summary Judgment motions for non-infringement of U.S. Patent Nos. 6,039,974, 6,113,942, and 5,855,912; and for non-infringement and invalidity of U.S. Patent No. 5,738,872. On June 29, 2004, the court granted the Company's Motions for Summary Judgment of Non-infringement of the `912 and `942 patents and denied the Company's Motion for Summary Judgment of Non-infringement of the `974 patent. At the same time, the court ordered that a ruling on the Company's motion for Summary Judgment for the Non-infringement and invalidity of the `872 patent was reserved pending a Markman hearing held on September 9, 2004 to assist the court in construing the patent's product-by-process claims. On October 4, 2004, Judge Greenaway construed the claims of the fifth patent in favor of us and the other defendants. The parties submitted further briefs regarding the invalidity of the `872 patent in light of the court's claim construction. On May 16, 2005, Judge Greenway granted Summary Judgment of invalidity on the 872 patent . We will have the opportunity to file additional summary judgment motions and to assert both non-infringement and invalidity of the remaining patents (if necessary) at trial.

         According to the current scheduling order, fact discovery is scheduled to close on June 30, 2005 and expert discovery will close on December 14, 2005. No trial date has been set.

PURDUE PHARMA L.P. ET AL. V IMPAX: THE OXYCODONE CASES

         On April 11, 2002, Purdue Pharma and related companies filed a complaint in the U.S. District Court for the Southern District of New York alleging that IMPAX's submission of ANDA No. 76-318 for 80 mg oxycodone tablets infringes three patents owned by Purdue. The Purdue patents are U.S. Patent Nos. 5,508,042, 5,549,912 and 5,656,295; all directed to controlled release opioid formulations. On September 19, 2002, Purdue filed a second Infringement Complaint regarding our 40 mg oxycodone generic product. On October 9, 2002, Purdue filed a third Infringement Complaint regarding our 10 mg and 20 mg oxycodone generic products. We filed its answer and counterclaims in each case on October 3, 2003. On November 25, 2003, Purdue submitted their reply to our counterclaims. Purdue is seeking, among other things, a court order preventing us from manufacturing, using or selling any drug product that infringes the subject Purdue patents.

         Purdue previously sued Boehringer Ingelheim/Roxane, Endo and Teva on the same patents. One or more of these defendants may resolve the invalidity issues surrounding the Purdue patents prior to when our case goes to trial. The Boehringer Ingelheim/Roxane suit is stayed. The Endo action was tried in June 2003. In January 2004, the judge in the Endo action ruled that the three patents in suit, the same patents that Purdue has asserted against the Company, are unenforceable because they were inequitably procured and enjoined their enforcement. Purdue appealed that ruling to the Court of Appeals for the Federal Circuit. We were granted Summary Judgment on January 10, 2005, dismissing Purdue's charges of infringement and holding the patents to be unenforceable, based on the Endo decision.

         The Company commenced shipping Oxycodone 80mg in March 2005.

         On June 7, 2005, the Court of Appeals for the Federal Circuit affirmed the District Court's ruling that the patents in suit were unenforceable due to inequitable conduct. Purdue has stated that they intend to file a Petition for Re-hearing En Banc. If the Endo decision is ultimately reversed, and Purdue were to prevail in litigation against us, we would be liable for Purdue's damages, up to its lost profits from our infringing sales. If the infringement were found to be willful, our damages could be increased by up to three times.

IMPAX V. AVENTIS PHARMACEUTICALS, INC.:  THE RILUZOLE CASE

         In June 2002, we filed suit against Aventis Pharmaceuticals, Inc. in the U.S. District Court in Wilmington, Delaware, seeking a declaration that the filing of an ANDA to engage in a commercial manufacture and/or sale of Riluzole

50 mg Tablets for treatment of patients with amyotrophic lateral scleroses (ALS) does not infringe claims of Aventis' U.S. Patent No. 5,527,814 (`814 patent) and a declaration that this patent is invalid.

         In response to our complaint, Aventis filed counterclaims for direct infringement and inducement of infringement of the `814 patent. In December 2002, the district court granted Aventis' Motion for Preliminary Injunction and enjoined us from infringing, contributory infringing, or inducing any other person to infringe Claims 1, 4 or 5 of the `814 patent by selling, offering for sale, distributing, marketing or exporting from the United States any pharmaceutical product or compound containing riluzole or salt thereof for the treatment of ALS.

         The trial was completed on October 30, 2003, and post-trial briefing was completed in December 2003. On January 30, 2004, the court denied our Motion for Summary Judgment on inequitable conduct and, on February 5, 2004, the court denied our Motion for Summary Judgment on non-infringement of certain claims. In September 2004, the court ruled the `814 patent is valid, enforceable and infringed by our proposed generic riluzole product. On March 11, 2005, Aventis submitted to the court a proposed form of final judgment in favor of Aventis, reflecting the court's prior rulings that claims 1 through 5 of the `814 patent are not invalid or unenforceable, and that our proposed manufacture and sale of riluzole would induce infringement of claims 1 through 5 of the `814 patent. On March 16, 2005, the Federal District Court entered final judgment. We filed a Notice of Appeal on March 21, 2005.

         If we are not ultimately successful in proving invalidity or unenforceability, there is a substantial likelihood that the court will enter a permanent injunction enjoining us from marketing Riluzole 50 mg Tablets for the treatment of ALS in the United States until the expiration of the `814 patent (June 18, 2013). If we are ultimately successful in proving either defense, the preliminary injunction would be set aside and the Company would be permitted to market its Riluzole 50 mg Tablet product for the treatment of ALS in the United States.

ABBOTT LABORATORIES V. IMPAX:  THE FENOFIBRATE TABLET CASES

         In January 2003, Abbott Laboratories and Fournier Industrie et Sante and a related company filed suit against the Company in the U.S. District Court in Wilmington, Delaware claiming that our submission of an ANDA for Fenofibrate

Tablets, 160 mg, constitutes infringement of two U.S. patents owned by Fournier and exclusively licensed to Abbott, relating to Abbott's Tricor tablet product.

         In March 2003, Abbott and Fournier filed a second action against IMPAX in the same court making the same claims against our 54 mg Fenofibrate Tablets. These cases were consolidated in April 2003.

         In September 2003, Abbott and Fournier filed a third action against the Company in the U.S. District Court in Wilmington, Delaware, claiming that our submission of its ANDA for 54 mg and 160 mg Fenofibrate Tablets constitutes infringement of a third patent recently issued to Fournier and exclusively licensed to Abbott. This action was also consolidated with the two previously consolidated actions in December 2003. In January 2004, Abbott and Fournier filed a fourth action relating to our 54 mg and 160 mg Fenofibrate Tablets based upon a claim of infringement of a fourth patent. The asserted patents are U.S. Patent Nos. 6,652,881, 6,589,552, 6,277,405 and 6,074,670. All four cases were consolidated in March 2004. This matter was consolidated for trial with the Abbott Laboratories v. Teva Pharmaceuticals USA, Inc. matter, an action before the same judge involving similar claims of patent infringement by Teva and similar defenses.

         Fact and expert discovery in the consolidated cases closed in November 2004. A claim construction hearing was held on February 28, 2005. On March 7, 2005, the District Court dismissed U.S. Patent No. 6,074,670 from the lawsuit. On March 18, 2005, we moved to amend and supplement its answer to assert antitrust counterclaims. A Markman claims construction ruling issued on April 22, 2005.

         On May 6, 2005, the court issued a ruling on summary judgment and other motions. The Court (1) denied our motion for a separate trial and to stay discovery on the willful infringement claim; (2) granted IMPAX's motion for partial summary judgment of non- infringement due to the lack of at least 20% by weight of a hydrophilic polymer; (3) granted our motion for partial summary judgment of non-infringement of U.S. Patent No. 6,074,670 (the motion having been made before the March 7 dismissal). The Court also granted in part our motion for partial summary judgment of non-infringement of U.S. Patent No. 6,652,881 and some claims of U.S. Patent No. 6,277,405 and U.S. Patent No. 6,589,552 insofar as Abbott claims infringement by the doctrine of equivalents, but denied summary judgment as to literal infringement claims.

         At the pretrial conference held on May 9, 2005, the court permitted the inequitable conduct defense to be added for trial, and stayed consideration of the amendment to add the antitrust claim. On May 20, 2005, Plaintiffs moved to voluntarily dismiss the complaints and also the Company's and Teva's declaratory judgment counterclaims for lack of subject matter jurisdiction based upon a proposed covenant not to sue the defendants with respect to the patents-in-suit. By agreement between the parties, the patent claims will be dismissed. The Company's motion to supplement and amend its answers to assert antitrust counterclaims remains pending.

ALZA CORPORATION V. IMPAX:  THE OXYBUTYNIN CASE

         On September 4, 2003, Alza Corporation ("Alza") filed a lawsuit against IMPAX in the U.S. District Court for the Northern District of California alleging patent infringement of one patent, U.S. Patent No. 6,124,355, related to our filing of an ANDA for a generic version of Ditropan XL (Oxybutynin Chloride) Tablets, 5 mg, 10 mg, and 15 mg. Alza seeks an injunction, a declaration of infringement, attorney's fees and costs. On October 24, 2003, we filed its Answer to the Complaint, which included defenses to the infringement claim, and counterclaimed for patent non-infringement and invalidity. On March 11, 2005, the Court issued an order construing the claims of the patent in suit. In so doing, the Court adopted the claim construction involving the same patent that was issued on December 7, 2004, in Alza Corp. v. Mylan Labs. et al., Civil Action No. 1:03CV61, which is currently pending in the United States District Court for the Northern District of West Virginia. The litigation is ongoing.

         On October 24, 2003, we filed a lawsuit against Alza in the U.S. District Court for the Northern District of California seeking a declaratory judgment that four Alza patents relating to our filing of an ANDA for a generic version of Ditropan XL (Oxybutynin Chloride) Tablets, 5 mg, 10 mg, and 15 mg are invalid and/or not infringed by the commercial manufacture, use, offer for sale, sale, or importation of our product. On November 17, 2003, Alza moved to dismiss the Company's complaint for lack of subject matter jurisdiction based on Alza's argument that there is no case or controversy between the parties with respect to these four patents. On April 19, 2004, the Court denied Alza's motion. On May 18, 2004, the Court ordered the entry of a stipulation of dismissal based on a covenant not to sue issued by Alza to the Company with respect to the four Alza patents in that case.

SHIRE LABORATORIES INC. V IMPAX:   THE GENERIC ADDERALL XR CASE

         On December 29, 2003, Shire Laboratories, Inc., a subsidiary of Shire Pharmaceuticals Group, PLC, filed a lawsuit against the Company in the U.S. District Court for the District of Delaware alleging patent infringement on U.S. Patent Nos. 6,322,819 and 6,605,300 related to filing of an ANDA to market a generic version of Adderall XR 30 mg capsules. We filed its answer on January 20, 2004, denying infringement and contesting the validity of both patents. Discovery in this matter is complete. A Markman claim construction ruling was issued on February 9, 2005. The Parties submitted expert reports on March 16, 2005 for the issues on which they bear the burden of proof. Shire now concedes that it is unable to prove literal infringement based upon the court's claim construction. Rebuttal reports were due on April 6, 2005. On February 25, 2005, we moved to amend its answer to allege inequitable conduct with respect to both patents-in-suit, which motion was granted

         Shire filed a new suit against us on January 13, 2005, No. 05-20 (GMS), asserting the same two patents as in the first suit. The second complaint relates to an amendment to our ANDA in which we added 5 mg, 10 mg, 15 mg, 20 mg and 25 mg dosage strengths. A scheduling conference took place on April 11, 2005, when it was decided that the two actions would be consolidated for trial.

Discovery in the second action is proceeding. The court has authorized the Company to file a summary judgment brief on September 12, 2005, regarding (1) non-infringement of U.S. Patent Nos. 6,322,819 and 6,605,300, and (2) no willful infringement. Fact discovery in the second matter is to be completed by August 1, 2005. A seven-day bench trial is scheduled to begin on February 23, 2006.

BIOVAIL LABORATORIES INC. V IMPAX:   THE GENERIC WELLBUTRIN XL CASE

         On March 7, 2005, Biovail Laboratories Inc., a subsidiary of Biovail Corporation, commenced patent litigation against us in the United States District Court, Eastern District of Pennsylvania (Philadelphia), alleging patent infringement on U.S. Patent No. 6,096,341 related to our filing for a generic version of Wellbutrin XL 150 mg. The Company has submitted its ANDA filing with the FDA under Paragraph IV of the Hatch-Waxman Amendments, stating that it believes its generic versions of Wellbutrin XL 150 and 300 mg tablets do not infringe Biovail's listed patents or that the listed patents are invalid or unenforceable. In April 2005, Biovail amended its suit against the Company relating to a subsequent filing of the 300 mg dosage strength asserting the same patent as in the earlier complaint. On May 11, 2005, the Company filed its answer to the amended complaint, which included defenses to the infringement claim. Fact discovery is scheduled to close on December 2, 2005. No trial date has been set.

Other Litigation

STATE OF CALIFORNIA V. IMPAX

         On August 7, 2003, IMPAX received an Accusation from the Department of Justice, Bureau of Narcotic Enforcement, State of California ("BNE"), alleging that we failed to maintain adequate controls to safeguard precursors from theft or loss regarding our pseudoephedrine product in January 2003. We contested the allegations in the Accusation and entered into discussions with the State of California, Department of Justice, to bring resolution to this matter. The Company has implemented a number of remedial measures aimed at improving the security and accountability of precursor substances used by the Company and regulated by the California Department of Justice, Bureau of Narcotic Enforcement. In March 2004, following a theft of pseudoephedrine from our facilities, the BNE filed an Amended Accusation, again alleging that the Company failed to maintain adequate controls to safeguard precursors from theft or loss regarding our pseudoephedrine product. In May 2004, a Notice of Hearing was received from BNE, which set the hearing of this matter, should one be necessary, for October 18 and October 19, 2004.

         On October 11, 2004 we entered into a Stipulation with the BNE regarding our California Precursor Business Permit #201, applicable to the our facility located at 31153 San Antonio Street, Hayward, California. Pursuant to the Stipulation, Permit #201 is provisionally suspended, with such suspension stayed, for a period of two (2) years, in which the Company must comply with the terms and conditions of the Stipulation. The Stipulation provides: "Upon successful completion of the terms of the Stipulation for the period of time in which it is in effect, the Company's permit will be fully restored without having been suspended."

         The Stipulation resolves both the original Accusation and the Amended Accusation.

SOLVAY PHARMACEUTICALS V. IMPAX:  THE CREON CASE

         On April 11, 2003, Solvay Pharmaceuticals, Inc., manufacturer of the Creon line pancreatic enzyme products, brought suit against the Company in the U.S. District Court for the District of Minnesota claiming that we have engaged in false advertising, unfair competition, and unfair trade practices under federal and Minnesota law in connection with the Company's marketing and sale of its Lipram products. The suit seeks actual and consequential damages, including treble damages, attorneys' fees, injunctive relief and declaratory judgments that would prohibit the substitution of Lipram for prescriptions of Creon. On June 6, 2003, we filed a Motion for Dismissal of Plaintiff's Complaint, which sought to dismiss each count of Solvay's complaint. On January 9, 2004, the U.S. District Court issued a ruling on our Motion for Dismissal, dismissing two of the counts set forth in the Complaint, including the count that sought a declaratory judgment that Lipram may not lawfully be substituted for prescriptions of Creon. On January 26, 2004, IMPAX filed its Answer to the Complaint and Counterclaim alleging that Solvay wrongfully interfered with IMPAX's business relationships. On February 17, 2004, Solvay filed its Reply to our Counterclaim. Under the current scheduling order, the discovery deadline is set for July 22, 2005, and a trial date is set for February 1, 2006. Discovery is currently ongoing on this case. The Company believes it has defenses to Solvay's allegations and intends to pursue these defenses vigorously.


SECURITIES LITIGATION

         In September 2004 and January 2005, the Company was served with several complaints filed by shareholders in the Superior Court for Alameda County, California, all of which have since been consolidated as case No. RG04176541, purporting to state a derivative claim on behalf of the Company, as a nominal defendant. The complaints assert claims against all of the Company's Directors and David S. Doll and Cornel C. Spiegler, each of whom is an Officer or Director, or both, of IMPAX, and allege that each sold shares of the Company's common stock in June 2004 on the basis of material nonpublic information. The complaints, asserting claims against these individuals under California Corporations Code ss. 25402 and California's common law, seek treble damages, imposition of a constructive trust on the individual defendants' profits, attorneys fees and costs, and other relief as the court determines.

         Our Board of Directors has appointed a Special Litigation Committee
(SLC) of disinterested directors to investigate the merits of the allegations in these complaints and to engage special counsel to assist in such investigation. The actions have been stayed pending completion of the SLC's investigation and report to the court. The SLC has completed its investigation and on April 22, 2005 issued its report, concluding that the allegations in the derivative actions are without merit and that there is no likelihood that the defendants would be found liable if the actions were to proceed and recommending that we should seek to have the actions dismissed. The Company intends to file a motion to dismiss the action based upon the SLC's investigation and report.

         In November and December 2004, IMPAX, all of its Directors, Cornel Spiegler and David Doll were served with several class action complaints filed in the United States District Court for the Northern District of California, all of which have since been consolidated as case No. 04- 4808-JW. These actions, brought on behalf of all purchasers of our stock between May 5 and November 3, 2004, allege that the Company and the individual defendants, in violation of the antifraud provisions of the federal securities laws, artificially inflated the market price of the stock during this period by filing false financial statements for the first and second quarters of 2004, based upon the Company's subsequent restatement of its results for those periods. Plaintiffs have recently filed a consolidated amended complaint. The Company is currently preparing a motion to dismiss the amended complaint for failure to state a claim upon which relief can be granted, which motion is required to be filed by July 20, 2005.

LOUIS PICCONE V. IMPAX LABORATORIES. INC., an entity, and Larry Hsu, its President, individually and in his official capacity, Superior Court of California for the County of Alameda, Case No. HG04189310

         On February 9, 2005, Louis Piccone, a former Intellectual Property attorney for the Company, sued for retaliation in violation of the California Family Rights Act ("CFRA") and the Fair Employment and Housing Act ("FEHA"), alleging denial of reinstatement and failure to provide medical leave, failure to accommodate a disability, discrimination on account of a disability, wrongful termination in violation of public policy, breach of contract terminable only for good cause, breach of the implied covenant of good faith and fair dealing, defamation, misrepresentation in violation of Labor Code Section 970, fraud, and unfair business practices. The Company is in the process of responding to the complaint. The Company intends to defend itself vigorously.

SECTION 1(KK):

         Offer Letter to Arthur Koch.

         Amendment dated March 16, 2005 to the Development License and Supply Agreement between Wyeth and the Company.

         Amendment dated March 25, 2005 to the Strategic Alliance Agreement dated June 27, 2001 between Teva Pharmaceuticals Curacao NV and the Company.